Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Executive Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS,
PROVIDES SECOND QUARTER 2018 GUIDANCE

Dublin, California, May 24, 2018 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended May 5, 2018 of $1.11, up from $.82 for the 13 weeks ended April 29, 2017. Net earnings for the 2018 first quarter were $418 million, compared to $321 million in the prior year. These earnings per share results include a $.17 per share benefit from recently enacted tax legislation and a $.02 per share benefit from the favorable timing of packaway-related expenses that we expect to reverse in subsequent quarters.

First quarter 2018 sales increased 9% to $3.6 billion. Comparable store sales for the 13 weeks ended May 5, 2018 grew 3% over the 13-week period ended May 6, 2017. This compares to a same store sales gain of 3% for the 13 weeks ended April 29, 2017.

Barbara Rentler, Chief Executive Officer, commented, “Despite unfavorable weather throughout the period, we achieved above-plan growth in both sales and earnings in the first quarter. Operating margin for the period of 15.1% was down slightly from the prior year as an improvement in merchandise gross margin and favorable timing of packaway-related expenses were offset by higher freight costs and wage-related investments.”

Ms. Rentler continued, “During the first quarter of fiscal 2018, we repurchased 3.3 million shares of common stock for an aggregate price of $255 million. As planned, we remain on track to buy back a total of $1.075 billion in common stock during fiscal 2018.”

Looking ahead, Ms. Rentler said, “For the 13 weeks ending August 4, 2018, we are forecasting same store sales to be up 1% to 2% over the 13 weeks ended August 5, 2017. Second quarter 2018 earnings per share are projected to be $.95 to $.99, which includes the benefit from lower taxes, partially offset by the previously mentioned shift in packaway expenses.”

Ms. Rentler continued, “Based on our first quarter results and guidance for the second quarter, we now project earnings per share for the 52 weeks ending February 2, 2019 to be in the range of $3.92 to $4.05, which includes the benefit from lower taxes.”

The Company will host a conference call on Thursday, May 24, 2018 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter of fiscal 2018. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #9193075 until 8:00 p.m. Eastern time on May 31, 2018, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2017 and Form 8-Ks for fiscal 2018.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2017 revenues of $14.1 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,432 locations in 38 states, the District of Columbia, and Guam as of May 5, 2018. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 219 dd’s DISCOUNTS® in 17 states as of May 5, 2018 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 5, 2018	April 29, 2017

Sales	$3,588,619	$3,306,429

Costs and Expenses
Cost of goods sold	2,522,219	2,329,966
Selling, general and administrative	524,423	474,819
Interest (income) expense, net	(503)	3,169
Total costs and expenses	3,046,139	2,807,954

Earnings before taxes	542,480	498,475
Provision for taxes on earnings	124,228	177,457
Net earnings	$418,252	$321,018

Earnings per share
Basic	$1.12	$0.83
Diluted	$1.11	$0.82

Weighted average shares outstanding (000)
Basic	373,797	386,433
Diluted	377,062	389,730

Dividends
Cash dividends declared per share	$0.225	$0.160

Stores open at end of period	1,651	1,561

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 5, 2018	April 29, 2017
Assets

Current Assets
Cash and cash equivalents	$1,302,836	$1,244,219
Accounts receivable	109,425	100,840
Merchandise inventory	1,895,456	1,594,760
Prepaid expenses and other	146,362	124,916
Total current assets	3,454,079	3,064,735

Property and equipment, net	2,369,215	2,308,689
Long-term investments	709	1,267
Other long-term assets	196,833	178,284
Total assets	$6,020,836	$5,552,975

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,299,145	$1,178,029
Accrued expenses and other	435,606	418,846
Accrued payroll and benefits	209,570	209,138
Income taxes payable	77,323	131,710
Current portion of long-term debt	84,981	—
Total current liabilities	2,106,625	1,937,723

Long-term debt	312,105	396,611
Other long-term liabilities	362,445	309,339
Deferred income taxes	109,373	131,556

Commitments and contingencies

Stockholders’ Equity	3,130,288	2,777,746
Total liabilities and stockholders’ equity	$6,020,836	$5,552,975

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 5, 2018	April 29, 2017[1]

Cash Flows From Operating Activities
Net earnings	$418,252	$321,018
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	79,797	75,820
Stock-based compensation	23,760	20,238
Deferred income taxes	16,842	10,847
Change in assets and liabilities:
Merchandise inventory	(253,721)	(81,874)
Other current assets	(37,283)	(37,168)
Accounts payable	238,677	162,788
Other current liabilities	(18,643)	41,900
Other long-term, net	4,369	7,292
Net cash provided by operating activities	472,050	520,861

Cash Flows From Investing Activities
Additions to property and equipment	(79,793)	(75,971)
Proceeds from investments	505	—
Net cash used in investing activities	(79,288)	(75,971)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	4,682	4,404
Treasury stock purchased	(44,798)	(38,754)
Repurchase of common stock	(255,370)	(215,042)
Dividends paid	(85,410)	(62,795)
Net cash used in financing activities	(380,896)	(312,187)

Net increase in cash, cash equivalents, and restricted cash and cash equivalents	11,866	132,703

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,353,272	1,176,180
End of period	$1,365,138	$1,308,883

Supplemental Cash Flow Disclosures
Interest paid	$4,219	$4,219
Income taxes paid	$17,058	$46,519

1 As the result of the adoption of ASU 2016-18, Statement of Cash Flow (Topic 230): Restricted Cash, the prior year amounts were retrospectively adjusted to include restricted cash and cash equivalents.